Exhibit 23.2

                          CONSENT OF Ernst & Young LLP,
                              INDEPENDENT AUDITORS



The Board of Directors
Imatron Inc.:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-0000) and related Prospectus of Imatron Inc. for the registration of 12,439,858 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 1997, except for Note 17, as to which the date is April 10, 1998, with respect to the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, of Imatron Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP
                              ----------------------

San Francisco, California
September 15, 1999